Exhibit 99.(j)

Consent of Ernst & Young LLP, Independent Registered Public

Accounting Firm

We consent to the references to our firm under the captions “Financial Highlights” for each Prospectus for the Institutional Class, Investment Class, Adviser Class, Stable Value Investment Class and the Advisory Portfolios Prospectuses of Morgan Stanley Institutional Fund Trust and “Independent Registered Public Accounting Firm” and “Financial Statements” in the Morgan Stanley Institutional Fund Trust Statement of Additional Information in Post-Effective Amendment No. 64 to the Registration Statement (Form N-1A, No 2-89729) of Morgan Stanley Institutional Fund Trust.

We also consent to the incorporation by reference of our reports dated November 10, 2004 on the Equity Portfolio, Mid Cap Growth Portfolio, U.S. Mid Cap Value Portfolio, U.S. Small Cap Value Portfolio, Value Portfolio, Core Plus Fixed Income Portfolio, Investment Grade Fixed Income Portfolio, U.S. Core Fixed Income Portfolio, High Yield Portfolio, Intermediate Duration Portfolio, International Fixed Income Portfolio, Limited Duration Portfolio, Municipal Portfolio, Balanced Portfolio, Advisory Foreign Fixed Income Portfolio, Advisory Foreign Fixed Income II Portfolio and Advisory Mortgage Portfolio (seventeen of the portfolios comprising Morgan Stanley Institutional Fund Trust) included in the Annual Reports to Shareholders for the fiscal year ended September 30, 2004.

ERNST & YOUNG LLP

Boston, Massachusetts

January 25, 2005